Exhibit 99.1

FG Merger Corp. Prices $70,000,000 Initial Public Offering

Itasca, Illinois – February 25, 2022 – FG Merger Corp., a newly organized blank check company formed as a Delaware corporation, today announced the pricing of its initial public offering (“IPO”) of 7,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and three-quarters of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The units are expected to trade on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “FGMCU” beginning February 25, 2022. FG Merger Corp. expects the IPO to close on March 1, 2022, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on NASDAQ under the symbols “FGMC” and “FGMCW,” respectively.

ThinkEquity is the sole book-running manager for the IPO. FG Merger Corp. has granted the underwriters a 45-day option to purchase up to 1,050,000 additional units at the IPO price to cover over-allotments, if any.

A registration statement relating to the securities sold in the IPO was declared effective by the U.S. Securities and Exchange Commission on February 25, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FG Merger Corp.

FG Merger Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Merger Corp. will not limit its search for a target company to any particular business segment, FG Merger Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the IPO will be completed on the terms described above, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of FG Merger Corp., including those set forth in the Risk Factors section of FG Merger Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. FG Merger Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

M. Wesley Schrader

Chief Executive Officer

FG Merger Corp.

720-770-0620

info@fgmerger.com